Exhibit 10.20

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into by and between Walco International, Inc. (the “Company”) and Jim Robison (the “Executive”), effective as of the 1st day of May, 1997.

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Chief Executive Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. The term of this Agreement shall commence on the effective date hereof and shall continue from month to month thereafter, subject to termination pursuant to Section 5 hereof.

3. Capacity and Performance.

3.1 During the term hereof, the Executive shall serve the Company as its Chief Executive Officer. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

3.2 During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties as are intrinsic to his position and such other duties and responsibilities on behalf of the Company and its Affiliates as may reasonably be designated from time to time by the Board of Directors of the Company (the “Board”) or by its designees. In his capacity as Chief Executive Office, the Executive shall, subject to the direction and control of the Board, be responsible for and have authority with respect to recruitment and placement of the Company’s management team, the assignment of roles and responsibilities and the delegation of authority to the Company’s management team, the setting of operational and administrative policies and procedures and shall report to the Board on the results of operations and forecasts for the Company.

3.3 During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

4.1 Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Two Hundred and Fifty Thousand Dollars ($250,000) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

4.2 Bonus Compensation. The Executive shall be eligible each fiscal year during the term hereof to earn bonus compensation of up to a maximum equal to the Base Salary, based on his achievement of performance objectives established annually by the Board or a committee thereof. The bonus compensation described in this Section 4.2 is hereafter referred to as the “Bonus.”

4.3 Stock Options. The Executive will be issued options to purchase Class A Common Stock representing 5.0% of the aggregate number of shares of common stock of Walco Holdings, Inc. outstanding on the effective date of this Agreement. Options issued to the Executive pursuant to this Section 4.3 will (i) vest pro rata on a monthly basis during the sixty (60) month period immediately following the date of issue and (ii) be subject to the Company’s 1997 Stock Option Plan and the terms of options issued thereunder.

4.4 Purchased Equity. The Executive will be given the opportunity upon the execution of this Agreement to purchase from affiliates of Bain Capital, Inc., pursuant to a stock purchase agreement the form and substance of which are acceptable to such affiliates, Class A Common Stock and Class L Common Stock representing up to 2.5% of the aggregate number of shares of Class A and Class L common stock of Walco Holdings, Inc. outstanding on the effective date of this Agreement. Stock purchased pursuant to this Section 4.4 shall be purchased at the same price and in the same ratio of Class A Common Stock to Class L Common Stock as applied to the “Employee Stockholders” (as such term is defined in the Stockholders Agreement dated March 3, 1997 among the Company, Walco Acquisition, Inc. and the parties listed on Schedule 1 thereto (the “Stockholders Agreement”). The Executive must purchase Common Stock pursuant to this Section 4.4, if at all, by October 1, 1997.

All shares purchased by the Executive pursuant to this Section 4.4, and all shares issued upon the exercise of options issued pursuant to Section 4.3, shall be, and shall be treated as, Management Shares as defined in, and under the terms of, the Stockholders Agreement as if such shares were originally issued and sold by the Company to the Executive.

4.5 Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.

4.6 Automobile Allowance. During the term hereof, the Company shall pay the Executive an automobile allowance in the amount of Five Hundred Dollars ($500) per month.

4.7 Supplemental Executive Life Insurance and Long-Term Disability Insurance. During the term hereof, the Company shall pay the premium cost of (a) a life insurance policy for the Executive in a face amount such that the total face amount of life insurance provided the Executive under this Section 4.7 and Section 4.8 equals two (2) times the Base Salary and (b) a long-term disability insurance policy covering the Executive, provided in each case that the Executive is insurable at normal rates.

4.8 Other Benefits. During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, excluding only any severance pay plan. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.

4.9 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and customary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Company shall reimburse the Executive’s reasonable and necessary relocation expenses, subject to the Company’s policies and practices with respect to such expenses and to such reasonable substantiation and documentation as may be specified by the Company.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term under the following circumstances:

5.1 Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In that event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, any earned and unpaid Base Salary and any Bonus earned but unpaid, pro-rated through the date of his death, plus twelve (12) months’ Base Salary.

5.2 Disability.

5.2.1. The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for one hundred and fifty (150) days during any period of three hundred and sixty-five (365) consecutive calendar days.

5.2.2. The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4.1, the automobile allowance in accordance with Section 4.6 and benefits in accordance with Sections 4.7 and 4.8 to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

5.2.3. While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4.1 hereof, the automobile allowance in accordance with Section 4.6 and benefits in accordance with Sections 4.7 and 4.8 to the extent permitted by the then-current terms of the applicable benefit plans, until the termination of his employment.

5.2.4. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

5.3 By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination: (i) the Executive’s refusal or failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates or his refusal or failure to use his best efforts to follow or carry out any reasonable direction of the Board; (ii) material breach by the Executive of any provision of this Agreement or any other agreement between the Executive and the Company or any of its Affiliates; (iii) the commission of fraud, embezzlement, theft or other dishonesty by the Executive with respect to the Company or any of its Affiliates; (iv) the Executive’s conviction or plea of nolo contendere to any felony or any other crime involving dishonesty or moral turpitude; or (v) any conduct that involves a breach of fiduciary obligation on the part of the Executive or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for Base Salary earned and unpaid at the date of termination.

5.4 By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, the Company shall continue to pay the Executive the Base Salary, at the rate in effect on the date of termination, and the automobile allowance, at the rate provided in Section 4.6 and shall continue to pay the premium cost of the life and long term disability insurance provided under Section 4.7 hereof, for a period of twelve (12) months from said date (the “Severance Pay Period”) and, subject to any employee contribution applicable to active employees generally, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans during the Severance Pay Period, provided that the Executive is entitled to continue such participation under applicable law and plan terms. The obligations of the Company to Executive hereunder, however, are conditioned upon the Executive’s signing a release of claims in a form satisfactory to the Company within twenty-one (21) days of the date he receives notice of termination of his employment or the date he receives said release of claims, whichever is later, and upon his not revoking the release of claims thereafter. All payments under this Section 5.4 will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period following the effective date of the release of claims, but shall be retroactive to the date of termination.

5.5 Resignation by the Executive for Good Reason. The Executive may resign his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive: (i) willful failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof other than, in the case of a material reduction in Base Salary or benefits, any such reduction which is part of a general reduction or other concessionary arrangement affecting all employees or affecting that group of employees of which the Executive is a member or (ii) a material diminution in the nature or scope of the Executive’s powers, duties or responsibilities without the Executive’s prior consent; provided, however, that any diminution of the business of the Company or any of its Affiliates, including without limitation the sale or transfer of any or all of the assets of the Company or any of its Affiliates, shall not constitute “Good Reason”. In the event of termination in accordance with this Section 5.5, then, for a period of twelve months from the date of termination of the Executive’s employment, the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination and the automobile allowance, at the rate provided in Section 4.6, shall continue to pay the premium cost of the life and long term disability insurance provided under Section 4.7 hereof and, subject to any employee contribution applicable to active employees generally, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans, provided that the Executive is entitled to continue such participation under applicable law and plan terms. The obligations of the Company to Executive hereunder, however, are conditioned upon the Executive’s signing a release of claims in a form satisfactory to the Company within twenty-one (21) days of the date he receives notice of termination of his employment or the date he receives a copy of the release of claims, whichever is later, and upon his not revoking the release of claims thereafter. All severance payments under this Section 5.5 will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period following the effective date of the release of claims, but shall be retroactive to the date of termination.

5.6 Resignation by the Executive Other than for Good Reason. The Executive may resign his employment hereunder at any time upon ten (10) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5.6, the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Base Salary for the notice period (or for any remaining portion of the period).

6. Effect of Termination. The provisions of this Section 6 shall apply to termination, whether pursuant to Section 5 or otherwise.

6.1 Payment by the Company of any Base Salary, automobile allowance and contributions to the cost of the Executive’s continued participation in the Company’s group health and dental plans and in the life and long-term disability insurance provided under Section 4.7 hereof that are due the Executive in accordance with the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to continue premium payments on the Executive’s behalf for life and long-term disability insurance under Section 5.4 and 5.5 hereunder is expressly conditioned on (i) the availability of such insurance to Executive after termination of his employment and at approximately the same premium cost as obtained immediately prior to such termination and (ii) the parties’ agreement that the Executive’s rights to coverage and benefits under such insurance are subject to the terms of the applicable policy or plan of insurance and that the Company shall not be responsibility for payment of benefits under any such insurance. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the duration of its obligation to contribute the cost of the Executive’s health and dental coverage in connection with any termination pursuant to Section 5.4 hereof.

6.2 Except for medical and dental coverage and automobile allowance continued pursuant to Section 5.4 hereof, benefits shall terminate pursuant to the terms of the applicable benefit plans and applicable law based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

6.3 Provisions of this Agreement shall survive termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5.4, 5.5 or 5.6 hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5.4, 5.5 or 5.6, no compensation is earned after termination of employment.

7. Confidential Information.

7.1 The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person or to any governmental agency or political subdivision of any government (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

7.2 All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire”. The Executive’s obligation to assign his rights to Intellectual Property under this Section 8 shall not apply to any invention (i) that the Executive develops on his own time, without using the Company’s equipment, supplies, facilities or trade secret information, unless such invention relates at the time of conception or reduction to practice of the invention to the Company’s business or to the actual or demonstrably anticipated research or development of the Company or results from any work performed by the Executive for the Company or (ii) that, under applicable law, the Executive may not be required to assign to the Company.

9. Restricted Activities. The Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

9.1 While the Executive is employed by the Company and for a period of one year after his employment terminates (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States (or within any county of any of the states thereof), Mexico, Canada or Brazil. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive’s employment has been, a customer or supplier of the Company or any of its Affiliates. For the purposes of this Section 9, the business of the Company and its Affiliates shall include all of the Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

9.2 The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

9.3 The Executive further agrees that while he is employed by the Company and for a period of two years thereafter, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer, supplier, licensee, franchiser or other entity with a business relationship to the Company or any of its Affiliates to terminate or diminish its relationship with them or, except in the case of a supplier, to conduct with any Person any business or activity which is conducted or could be conducted with the Company or any of its Affiliates.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and, 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 and 9, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Indemnification. The Company shall indemnify the Executive to the extent provided in its then current Articles or By-Laws. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 13 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

13.1 “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

13.2 “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its Affiliates have received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed.

13.3 “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates.

13.4 “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

13.5 “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to one of its Affiliates or to a Person with whom the Company shall hereafter affect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of Gregory M. Benson, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This Agreement shall be construed and enforced under, and be governed in all respects by, the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof, until the earlier of the date the Company relocates its principal place of business, or the date the Executive relocates his residence, to the State of Texas, from which date, this Agreement shall be construed and enforced under, and be governed in all respects by, the laws of the State of Texas, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY

/s/ James Robison	By:	/s/ Paul B Edgerly
Title: